Exhibit 99.1
LIBERTY GLOBAL ANNOUNCES STOCK DIVIDEND
OF SERIES C STOCK
Denver, Colorado — August 8, 2005: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB), announced today that its board of directors has approved a special stock dividend of one share of Series C common stock for each share of Series A Common Stock and each share of Series B Common Stock outstanding at 5:00 p.m., New York City time, on Friday, August 26, 2005 (“Record Date”). Liberty Global intends to begin distributing shares of Series C common stock at 9:00 a.m., New York City time, on Tuesday, September 6, 2005. Holders of Liberty Global stock as of the Record Date will not be required to take any action to receive the stock dividend.
Liberty Global has three authorized series of common stock: Series A common stock, Series B common stock and Series C common stock. Only shares of Series A and Series B common stock are currently outstanding. The three series of common stock afford holders equal rights, except (i) on all matters presented to stockholders, the Series A common stock has 1 vote per share, the Series B common stock has 10 votes per share and the Series C common stock has no votes per share (except to the extent required by Delaware law) and (ii) each share of Series B common stock is convertible, at the option of the holder, into one share of Series A common stock, while the Series A common stock and the Series C common stock are not convertible.
Liberty Global has applied to list the Series C common stock on the Nasdaq National Market and expects that regular way trading will begin on Wednesday, September 7, 2005, under the symbol “LBTYK”.
As a result of the dividend, holders of the 1-3/4% Senior Convertible Notes due 2024 of Liberty Global’s wholly owned subsidiary UnitedGlobalCom, Inc. (“UGC”) will have the right to receive, upon conversion of their notes, in addition to the shares of Series A common stock to which they are entitled, the number of shares of Series C common stock they would have received had they converted their notes immediately prior to the Record Date (or, at the option of UGC, one of the other settlement options available to UGC under the indenture governing the notes).
About Liberty Global, Inc.

Liberty Global owns interests in broadband distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and the Americas. Through its subsidiaries and affiliates, Liberty Global is the largest broadband cable operator outside the United States in terms of subscribers. Based on the Company’s consolidated operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

     For more information, please visit www.lgi.com or contact:

Richard S.L. Abbott	Bert Holtkamp
Investor Relations — Denver	Corporate Communications — Europe
(303) 220-6664	+31 20 778 9447

Christopher Noyes	Dennis Okhuijsen
Investor Relations — Denver	Investor Relations — Europe
(303) 220-6693	+31 20 778 9966

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